Exhibit 99.01

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES FIRST QUARTER NET LOSS OF $392.2 MILLION First Quarter Net Loss Per Share of $1.36

NEW YORK, May 11, 2009—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced a first quarter 2009 net loss of $392.2 million, or a net loss of $1.36 per share. This compares to the first quarter 2008 net loss of $1,660.3 million, or a net loss of $11.69 on a per share basis. The first quarter 2009 results reflect pre-tax net income amounting to $279.7 million resulting primarily from a positive net change in fair value of credit derivatives. The unrealized gain in credit derivatives was partially offset by loss and loss expenses primarily related to the residential mortgage-backed securities (RMBS) portfolio and other-than-temporary impairment write downs of RMBS securities in the investment portfolio. During the quarter Ambac increased its deferred tax asset valuation allowance by approximately $600 million, causing the after-tax net loss. The first quarter 2008 results reflected a net change in fair value of credit derivatives amounting to ($1,708.2) million as a result of deterioration in certain insured CDO of ABS transactions and loss and loss expenses amounting to $1,042.8 million related to RMBS securities.

Quarter Summary

•

Net positive change in fair value of credit derivatives amounted to $1,545.9 million, driven primarily by Ambac Assurance Corporation (AAC) credit spread widening during the period. Estimated impairment losses in this portfolio did not change significantly during the quarter.

•	Net loss provisioning amounted to $739.8 million for the quarter primarily relating to the RMBS insurance portfolio.

•

AAC and the investment agreement business recorded $744.7 million and $85.5 million, respectively, of other-than-temporary impairment write-downs related to Alt-A RMBS securities held in their respective investment portfolios.

•

The deferred tax asset valuation allowance increased by approximately $600 million during the quarter. For the purposes of estimating future taxable income available to utilize net operating losses, management revised its estimate of potential future investment income and increases in loss reserves to conservatively reflect the potential impact that further deterioration in Ambac’s insured portfolio would have on future taxable income. The revised estimate was primarily driven by continuing deterioration in AAC’s insured RMBS transactions and the impact of the low interest rate environment on projected investment income.

Ambac First Quarter 2009 Earnings/ 2

•

FAS 163 was implemented on January 1, 2009. Due to changes in calculations of certain income statement items such as net premiums earned and loss and loss expenses, 2009 and 2008 amounts are not comparable, as described in further detail below.

•

On April 13, 2009, Moody’s downgraded Ambac Assurance Corp. and Ambac Assurance UK Limited to Ba3 from Baa1. The rating downgrade had no material impact on corporate-wide liquidity or collateral requirements.

Ambac’s President and Chief Executive Officer, David Wallis, commented, “The credit environment remains adverse, although perhaps the rate of degradation is slowing. We remain focused upon our key strategic initiatives of: (i) aggressively managing our existing book of business; (ii) identifying strategic opportunities that take advantage of our core competencies and assets; and (iii) sensibly accessing outside capital to enable the launch of our public finance-only financial guarantee subsidiary, Everspan.” Mr. Wallis continued, “Looking forward, I believe that the resilience of our business model combined with the efforts of our entire staff positions us well in relation to the ultimate goal of restoring value for our key stakeholders.”

Financial Results

Implementation of FAS 163

Effective January 1, 2009, Ambac adopted SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of SFAS 60, Accounting and Reporting by Insurance Enterprises” (FAS 163). The new standard clarifies how SFAS No. 60, “Accounting and Reporting by Insurance Enterprises,” applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities. Accordingly, results for premium revenue and losses incurred are not comparable from 2008 to 2009. Under FAS 163:

•

Ambac is required to record unearned premiums for upfront and installment paying transactions. Installment unearned premiums are established in an amount equal to: (i) the present value of future contractual premiums due or, (ii) if the underlying insured obligation is a homogenous pool of assets which are contractually pre-payable (primarily RMBS securities), the present value of premiums expected to be collected over the life of the transaction. Prior to implementation of FAS 163, Ambac recorded unearned premiums only for premiums received in advance.

•

Ambac is required to recognize premium revenue for both up-front and installment paying policies by recognizing a fixed percentage of premium to the amount of exposure outstanding at each reporting date (referred to as the level-yield approach), rather than being recognized over the term of each maturity for up-front paying policies. For installment paying policies, FAS 163 also requires that the accretion discount, equating to the difference between the undiscounted installment premiums and the present value of installment premiums, be recognized through the income statement.

Ambac First Quarter 2009 Earnings/ 3

•

Ambac is required to recognize a loss reserve for the excess of: (a) the present value of expected net cash outflows to be paid under the insurance contract (expected loss), over (b) the unearned premium revenue for that contract. To the extent (a) is less than (b), no loss reserve will be recorded. Changes to the loss reserve estimate in subsequent periods will be recorded as a loss expense in the income statement.

Net Loss Per Share

Net loss per share is computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides additional information.

Earnings measures reported by research analysts exclude the net impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts that are not impaired (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). Table I, below, provides first quarter comparisons of loss for 2009 and 2008.

Table I

Earnings Per Share

	First Quarter
	2009	2008
Net loss per share	$(1.36)	$(11.69)
Effect of net security losses (gains)	$(1.86)	$4.76

Operating loss (a)(b)	$(3.22)	$(6.93)
Effect of accelerated earnings	$(0.09)	$(0.15)

Core loss (b)	$(3.31)	$(7.08)

_____________
(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core loss are non-GAAP measures. See footnote 1, below.

Net Premiums Earned

Net premiums earned for the first quarter of 2009 were $196.8 million, up 5% from $186.9 million earned in the first quarter of 2008. Normal earned premiums amounted to $155.8 million and $172.9 million in the first quarter 2009 and 2008, respectively. With the implementation of FAS 163, as discussed above, normal earned premium amounts reported in 2009 are not comparable to amounts that were reported in 2008.

Ambac First Quarter 2009 Earnings/ 4

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $41.0 million in the first quarter of 2009, up from $14.0 million in the first quarter 2008. During the first quarter of 2009 and 2008, approximately 87% and 66%, respectively, of the accelerated premiums related to U.S. public finance transactions.

A breakout of net premiums earned by market sector for 2009 and 2008 are included in Table II. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table II

Net Premiums Earned

$-millions
	2009	2008
Public Finance	$49.6	$55.8
Structured Finance	58.8	70.4
International	47.4	46.7

Total Normal Premiums	155.8	172.9
Accelerated Premiums	41.0	14.0

Total	$196.8	$186.9

Net Realized (Losses)/Gains

Net realized (losses)/gains in the AAC investment portfolio amounted to a net loss of ($742.9) million in the first quarter of 2009, down from a gain of $22.2 million in the first quarter 2008. The first quarter 2009 net loss was driven by other-than-temporary impairment write-downs of certain Alt-A RMBS securities amounting to ($744.7) million in the quarter. The Alt-A RMBS securities had been purchased from the Financial Services investment agreement business in the fourth quarter 2008 and the first quarter 2009, as approved by the Wisconsin Office of the Commissioner of Insurance (OCI) to provide the investment agreement business with liquidity required for collateral and terminating its agreements.

Net Investment Income

Net investment income excluding variable interest entities for the first quarter of 2009 was $97.5 million, representing a decrease of 19% from $120.0 million in the comparable period of 2008. The decrease was primarily due to lower invested assets driven by reductions in the portfolio to pay commutations on CDO of ABS transactions and RMBS claim payments, partially offset by $1.3 billion in funds received via the capital raise in March 2008, $800 million from the issuance of AAC preferred stock in December 2008 and January 2009, and cash flow from the collection of financial guarantee premiums, tax refunds and fees and coupon receipts on invested assets. Net investment income was also negatively impacted by the re-balancing of the portfolio to a greater proportion of short-term securities, and lower yields on invested assets compared to the first quarter 2008.

Ambac First Quarter 2009 Earnings/ 5

Net Change in Fair Value of Credit Derivatives

The net change in fair value of credit derivatives was $1,545.9 million for the first quarter of 2009, compared to ($1,708.2) million in the comparable period of 2008.

Realized gain/(losses) and other settlements from credit derivative contracts represents the normal accretion into income of premiums received for transactions executed in credit derivative format, offset by loss and settlement payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the first quarter of 2009 amounted to $6.6 million, representing $13.2 million of net premiums received partially offset by paid losses of $6.6 million. In the first quarter 2008, premiums received amounted to $17.0 million while no loss payments were made.

Net unrealized gains/(losses) on credit derivative contracts were $1,539.2 million in the three months ended March 31, 2009, compared to ($1,725.2) million in the three months ended March 31, 2008. The net gain during the first quarter of 2009 is primarily the result of: (i) the effect of incorporating widening AAC credit default swap spreads into the measurement of fair value of credit derivative liabilities; and (ii) longer estimates of the weighted average lives of certain CDO of ABS transactions at March 31, 2009 compared to December 31, 2008. The positive effects were partially offset by: (i) the adverse effect of higher default probabilities in our fair value model caused by internal ratings downgrades; and (ii) declining market values on underlying reference obligations. The consideration of Ambac’s own credit risk in measuring the change in fair value of credit derivatives as required under FAS 157 resulted in positive adjustments of $4,489 million and $1,616 million to the reported change in fair value during the three months ended March 31, 2009 and 2008, respectively.

Ambac reports credit impairments on CDO of ABS transactions where we believe we may have to pay claims in the future. Ambac’s estimate of credit impairment did not change significantly from December 31, 2008 to March 31, 2009.

Financial Guarantee Loss Reserves

Total net loss and loss expenses were $739.8 million in the first quarter 2009, down 29% from $1,042.8 million in the first quarter of 2008. Losses and loss expenses in the first quarter 2009 were heavily concentrated in the RMBS insurance portfolio. Continued deterioration in the performance of the underlying RMBS loans was observed, most prominently in the Alt-A affordability product (negative amortization and interest-only loans).

Under the provisions of FAS 163, Ambac changed the discount rate it uses to estimate the present value of future loss payments from 4.5% in 2008 to the weighted average estimated risk-free rate of approximately 1.5%. Additionally, Ambac will no longer characterize loss reserves as active credit reserves and case reserves as FAS 163 does not distinguish between reserves for transactions that have defaulted and those established for probable and estimable losses due to credit deterioration on insured transactions that have not yet defaulted.

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A roll forward of loss reserves from December 31, 2008 to March 31, 2009 is shown in Table III.

Table III

Insurance Loss Reserves Roll Forward

$-millions
	Loss Reserves	1st Qtr Loss and Loss Expenses	Retained Earnings Impact
Balance at December 31, 2008	$2,129.8	$—	$—
FAS 163 adjustment	339.4	—	(339.4)

Balance at January 1, 2009	2,469.2	—	—
Additions to reserves	739.8	739.8	$(739.8)
Less: claims paid	(312.3)

Balance at March 31, 2009	$2,896.7	$739.8	$(1,079.2)

The FAS 163 adjustment in the table above is an implementation adjustment and results primarily from lowering the discount rate applied to future estimated losses, as described above.

Total net claims paid of $312.3 million were primarily related to second-lien RMBS transactions.

Loss and loss expense reserves for all RMBS insurance exposures at March 31, 2009 total $2,451.8 million. RMBS reserves are net of $882.0 million of estimated remediation recoveries. The remediation benefit is up $21.0 million from $861.0 million at December 31, 2008.

Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was ($6.1) million in the first quarter of 2009, an improvement from ($73.4) million in the first quarter of 2008. Derivative products results improved by $54.9 million primarily due to mark-to-market losses and high rate resets associated with variable rate municipal bond rate swaps in 2008 which have been limited in the three months ended March 31, 2009 through terminations in the book, mitigation strategies and less volatility in market rates. Net investment income from the investment agreement business improved primarily as a result of favorable variable interest rate reset adjustments as compared to the first quarter of 2008 and the effects of intercompany loans from AAC.

Financial services net realized investment gains were $31.1 million in the first quarter of 2009 compared to net realized losses of ($169.8) million in the first quarter 2008. Net realized gains in the current period included $102.8 million related to terminations of investment agreements below carrying value combined with the recognition of deferred gains on associated hedges, partially offset by other-than-temporary impairment write-downs in the investment agreement investment portfolio of ($85.5) million related to Alt-A RMBS securities. First quarter 2008 net realized investment losses included other-than-temporary impairment charges of ($177.6) million.

Ambac First Quarter 2009 Earnings/ 7

As a result of the Moody’s downgrade of AAC in April, certain derivative products business counterparties have the option to exercise termination rights. Ambac continues to honor all of its financial obligations and has maintained a hedged derivative book. Further downgrades to AAC will have no material liquidity impact on the financial services businesses.

The interest rate swap and investment agreement businesses are being run-off. Since the end of 2008 approximately $300 million of swap notional, not including the notional of related hedge positions, has been terminated. The investment and payment agreement portfolio has been reduced by $634 million during the first quarter to approximately $2.0 billion at March 31, 2009, through negotiated terminations, terminations contractually triggered by rating downgrades of Ambac Assurance, and scheduled amortization.

Balance Sheet and Liquidity

The impact of FAS 163 on the consolidated balance sheet of Ambac is illustrated in Table IV, below.

Table IV

Balance Sheet Changes

$-millions
	Balance Dec 31 2008	FAS 163 Adjustment	Balance Jan 1 2009
Total assets	$17,249.6	$5,610.2	$22,859.8

Total liabilities	$20,338.7	$5,991.3	$26,330.0

Total stockholders’ equity	$(3,089.1)	$(381.1)	$(3,470.2)

The FAS 163 adjustments reported in the table reflect the implementation of the statement as of January 1, 2009. The adjustments to total assets relate primarily to: (i) recording the present value of future installment premiums to be collected over the lives of the respective transactions (primarily structured finance transactions); (ii) recording deferred ceded premiums related to reinsurance of installment policies; and (iii) increased estimated reinsurance recoverable on paid and unpaid losses resulting from the increase in loss and loss adjustment expenses as discussed below. The adjustments to total liabilities relate primarily to: (i) recording unearned premiums related to installment policies; (ii) recording the present value of premium due to reinsurers related to future installment premiums, net of ceding commissions; and (iii) recording increased loss and loss expenses primarily as a result of lowering the discount rate applied to future loss payments to the estimated risk-free rate.

Excluding the FAS 163 implementation impact, total assets declined by approximately $2.7 billion driven by lower invested securities and deferred tax asset. The fair value of the consolidated investment portfolio declined from $10.3 billion (amortized cost of $12.8 billion) at December 31, 2008 to $9.6 billion (amortized cost of $11.3 billion) at March 31, 2009. The decline in fair value was primarily due to liquidations in the investment agreement portfolio to pay terminated agreements during the quarter and declining market values in certain asset classes within the

Ambac First Quarter 2009 Earnings/ 8

investment portfolios, primarily focused in the mortgage and asset-backed securities. The deferred tax asset declined as a result of the positive net change in fair value of credit derivatives and the increase in the deferred tax asset valuation allowance during the quarter.

At March 31, 2009, Ambac’s total stockholders’ equity amounted to a deficit of ($3.2) billion. On a statutory basis, Ambac has positive surplus as regards policyholders amounting to $394 million, down from $1,554 million at December 31, 2008. The decline in statutory surplus was driven primarily by statutory valuation adjustments totaling approximately $1.3 billion for a majority of the Alt-A RMBS securities within AAC’s investment portfolio. The valuation adjustments occurred as Moody’s downgraded a significant number of Alt-A securities to below investment grade during the quarter which reduced the carrying value of such securities under statutory accounting rules.

AAC’s investment portfolio has a fair value of $7.4 billion (amortized cost of $8.5 billion) at March 31, 2009, and includes $834.1 million of short-term securities. The portfolio consists of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS as well as mortgage and asset-backed securities purchased from the investment agreement (IA) business in late 2008. To date AAC has purchased approximately $2.9 billion of securities, primarily Alt-A RMBS, from the IA business. At March 31, 2009, approximately 97% of the difference between fair value and amortized cost in the financial guarantee investment portfolio is related to mortgage and asset-backed securities.

Ambac’s total financial guarantee net par exposure has decreased 5% from $434.3 billion at December 31, 2008 to $413.3 billion at March 31, 2009, driven by amortization and refundings during the quarter.

Cash and short-term securities at the holding company amounted to $177.7 million at quarter end. AAC is not permitted to make dividend payments to the holding company in 2009 without first receiving permission from OCI. AAC did not request to pay a dividend in the first quarter. All intercompany receivables held by the parent company at December 31, 2008 have been settled during the quarter. Ambac’s claims paying resources at March 31, 2009 amounted to $12.0 billion.

Everspan Update

The process of launching Everspan Financial Guarantee Corp. (Everspan) has been delayed due to rating agency concerns over separateness from its parent, AAC. Everspan has been carefully structured to separate it from Ambac Assurance. Nonetheless, the rating agencies have indicated that a minority investment from an independent third party in order to further ensure Everspan’s separateness would be viewed positively in their ratings decision. We are currently in discussions with a number of external parties regarding potential investment in Everspan. Douglas Renfield-Miller, CEO of Everspan stated, “Everspan, given its experienced team and clean balance sheet, remains well positioned to address the existing severe capacity shortage for financial guarantees in the municipal finance market. The case for bond insurance remains compelling. We hope that Everspan will be able to meet market needs in the near future.”

Ambac First Quarter 2009 Earnings/ 9

About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has a Ba3 rating (developing outlook) from Moody’s Investors Service, Inc. and an A rating (negative outlook) from Standard & Poor’s Ratings Services. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

Contact Information:

Investor Contact: Peter Poillon

(212) 208-3222

(212) 208-3333

ppoillon@ambac.com

Media Contact: Susan Oehrig

(212) 208-3248

soehrig@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be wrong and are based on Ambac’s management current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) difficult economic conditions, which may not improve in the near future, and adverse changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (2) the actions of the U. S. Government, Federal Reserve and other government and regulatory bodies to stabilize the financial markets; (3) the risk that market risks impact assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap and currency swap transactions; (4) changes in Ambac’s and/or Ambac Assurance’s credit or financial strength ratings; (5) risks relating to the re-launch of Connie Lee as Everspan Financial Guarantee Corp.; (6) competitive conditions, pricing levels and reduction in demand for financial guarantee products; (7) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (8) inadequacy of reserves established for losses and loss expenses; (9) changes in capital requirements whether resulting from downgrades in our insured portfolio or changes in rating agencies’ rating criteria or other reasons; (10) the risk that we may be required to raise additional capital, which could have a dilutive effect on our outstanding equity capital and/or future earnings; (11) our ability or inability to raise additional capital, including the risks that regulatory or other approvals for any plan to raise capital are not obtained, or that various conditions to such a plan, either imposed by third parties or imposed by Ambac or its Board of Directors, are not satisfied and thus potentially necessary capital raising transactions do not occur, or the risk that for other reasons the Company cannot accomplish any potentially necessary capital raising transactions; (12) credit risk throughout our business, including credit risk related to residential mortgage-backed securities and collateralized debt obligations (“CDOs”) and large single exposures to reinsurers; (13) market spreads and pricing on insured CDOs and other derivative products insured or issued by Ambac; (14) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements seek to declare events of default or seek judicial relief or bring claims alleging violation or breach of covenants by Ambac or one of its subsidiaries; (15) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (16) Ambac’s financial position and lack of financial

Ambac First Quarter 2009 Earnings/ 10

flexibility, resulting principally from the uncertainty of Ambac Assurance’s ability to pay dividends to Ambac without the consent of the office of the Commissioner of Insurance of the State of Wisconsin; (17) legislative and regulatory developments, including the Troubled Asset Relief Program and other programs under the Emergency Economic Stabilization Act and other similar programs; (18) changes in accounting principles or practices relating to the financial guarantee industry or that may impact Ambac’s reported financial results; (19) changes in expectations regarding future realization of gross deferred tax assets; (20) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, required under SFAS 133, to the portion of our credit enhancement business which is executed in credit derivative form; (21) the risk that our underwriting and risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (22) operational risks, including with respect to internal processes, risk models, systems and employees; (23) factors that may influence the amount of installment premiums paid to Ambac; (24) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (25) changes in tax laws; (26) other factors described in the Risk Factors section in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (27) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Footnote

(1)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors because they allow more consistent period-to-period comparison of our earnings without the effects of net securities gains/losses and accelerated earnings. Net securities gains/losses excluded from operating earnings consists of investment portfolio realized gains and losses, mark-to-market gains and losses on credit, total return and non-trading derivative contracts in excess of estimated impairment amounts, and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months Ended March 31, 2009 and 2008

(Dollars in Thousands Except Share Data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Financial Guarantee:
Net premiums earned	$196,812	$186,866
Net investment income	100,271	123,645
Net realized investment (losses) gains	(742,905)	22,212

Change in fair value of credit derivatives:
Realized gains and losses and other settlements	6,623	16,973
Unrealized gains (losses)	1,539,227	(1,725,172)

Net change in fair value of credit derivatives	1,545,850	(1,708,199)

Other income	1,723	8,457
Financial Services:
Investment income	20,884	84,926
Derivative products	(14,199)	(69,331)
Net realized investment gains (losses)	31,056	(169,792)
Net change in fair value on total return swaps	(10,381)	(40,417)
Net mark-to-market gains (losses) on non-trading derivatives	161	(1,833)
Corporate:
Net investment income	216	827
Net realized investment gains	33	—

Total revenues	1,129,521	(1,562,639)

Expenses:
Financial Guarantee:
Loss and loss expenses	739,830	1,042,761
Underwriting and operating expenses	56,637	48,903
Interest expense on variable interest entity notes	2,747	3,557
Financial Services:
Interest on investment and payment agreements	12,789	89,003
Operating expenses	3,951	3,389
Interest	29,846	24,377
Corporate	4,021	16,076

Total expenses	849,821	1,228,066

Income (loss) before income taxes	279,700	(2,790,705)
Provision (benefit) for income taxes	671,900	(1,130,441)

Net loss	(392,200)	(1,660,264)

Less: net (loss) income attributable to noncontrolling interest	(13)	79

Net loss attributable to Ambac Financial Group, Inc.	$(392,187)	$(1,660,343)

Net loss per share	$(1.36)	$(11.69)

Net loss per diluted share	$(1.36)	$(11.69)

Weighted average number of common shares outstanding:

Basic	287,565,182	142,032,462

Diluted	287,565,182	142,032,462

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2009 and December 31, 2008

(Dollars in Thousands Except Share Data)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $9,996,120 in 2009 and $11,080,723 in 2008)	$8,357,554	$8,537,676
Fixed income securities pledged as collateral, at fair value (amortized cost of $237,952 in 2009 and $277,291 in 2008)	246,475	286,853
Short-term investments (approximates fair value)	1,016,090	1,454,229
Other (cost of $3,368 in 2009 and $13,956 in 2008)	3,368	14,059

Total investments	9,623,487	10,292,817

Cash	107,866	107,811
Receivable for securities sold	22,877	15,483
Investment income due and accrued	76,248	116,769
Premium Receivables	4,468,130	28,895
Reinsurance recoverable on paid and unpaid losses	213,891	157,627
Deferred ceded premium	1,149,690	292,837
Subrogation recoverable	197,690	10,088
Deferred taxes	1,145,423	2,127,499
Current taxes	191,644	192,669
Deferred acquisition costs	189,263	207,229
Loans	333,051	798,848
Derivative assets	1,847,952	2,187,214
Other assets	622,645	723,887

Total assets	$20,189,857	$17,259,673

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$6,929,790	$2,382,152
Loss and loss expense reserve	3,268,218	2,275,948
Ceded reinsurance balances payable	672,597	15,597
Obligations under investment and payment agreements	2,212,054	3,244,098
Obligations under investment repurchase agreements	—	113,737
Long-term debt	1,823,979	1,868,690
Accrued interest payable	27,318	68,806
Derivative liabilities	8,146,454	10,089,895
Other liabilities	291,443	279,616
Payable for securities purchased	3,471	10,256

Total liabilities	23,375,324	20,348,795

Stockholders’ equity:
Ambac Financial Group, Inc.:
Preferred stock	—	—
Common stock	2,944	2,944
Additional paid-in capital	2,035,191	2,030,031
Accumulated other comprehensive loss	(1,092,253)	(1,670,198)
Retained earnings	(4,341,164)	(3,550,768)
Common stock held in treasury at cost	(582,829)	(594,318)

Total Ambac Financial Group, Inc. stockholders’ equity	(3,978,111)	(3,782,309)
Non-controlling interest:	792,644	693,187

Total stockholders’ equity	(3,185,467)	(3,089,122)

Total liabilities and stockholders’ equity	$20,189,857	$17,259,673

Number of shares outstanding (net of treasury shares)	287,346,536	287,239,482

Book value per share	$(13.84)	$(13.17)